STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (the "Agreement") is made and entered into as of June 27, 2002, between Annette C. Simmons, a resident of Dallas, Texas ("Seller"), and Contran Corporation, a Delaware corporation ("Purchaser").

                                     Recital

         A. Seller wishes to sell 77,000 shares (the "Shares") of the common stock, par value $0.01 per share, of Valhi, Inc., a Delaware corporation, to the Purchaser, and the Purchaser wishes to purchase the Shares, on the terms and subject to the conditions of this Agreement (the "Transaction").

                                    Agreement

         The parties agree as follows:

                                   ARTICLE I.
                                 THE TRANSACTION

         Section 1.1. Purchase and Sale of Shares. Seller hereby sells, transfers, assigns and delivers to the Purchaser the Shares. Seller will promptly make electronic delivery of the Shares in a form reasonably acceptable to Purchaser.

         Section 1.2. Purchase Price and Payment. The Purchaser hereby purchases all of the Shares for a purchase price of $15.00 per Share, payment for which is hereby made with a check payable to the order of Seller in the amount of $1,155,000.00.

                                   ARTICLE II.
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         Seller hereby represents and warrants to the Purchaser as of the date of this Agreement as follows:

         Section 2.1. Authority. Seller has the legal capacity to enter into this Agreement, perform the transactions contemplated hereby and sell the Shares to Purchaser.

         Section 2.2. Validity. This Agreement is duly executed and delivered by Seller and constitutes Seller's lawful, valid and binding obligation, enforceable in accordance with its terms. The execution and delivery of this Agreement and the consummation of the Transaction by Seller are not prohibited by, do not violate or conflict with any provision of, and do not result in a default under (a) any material contract, agreement or other instrument to which Seller is a party or by which Seller is bound; (b) any order, writ, injunction, decree or judgment of any court or governmental agency applicable to Seller; or
(c) any law, rule or regulation applicable to Seller, except in each case for such prohibitions, violations, conflicts or defaults that would not have a material adverse consequence to the Transaction.

         Section 2.3. Ownership of Shares. Seller is the beneficial owner of the Shares and upon consummation of the transactions contemplated by this Agreement, the Purchaser will acquire good and marketable title to the Shares, free and clear of any liens, encumbrances, security interests, restrictive agreements, claims or imperfections of any nature whatsoever, other than restrictions on transfer imposed by applicable securities laws.

                                  ARTICLE III.
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser hereby represents and warrants to the Seller as of the date of this Agreement as follows:

         Section 3.1. Authority. Purchaser is a corporation validly existing and in good standing under the laws of the state of Delaware. Purchaser has full corporate power and authority, without the consent or approval of any other person, to execute and deliver this Agreement and to consummate the Transaction. All corporate and other actions required to be taken by or on behalf of Purchaser to authorize the execution, delivery and performance of this Agreement have been duly and properly taken.

         Section 3.2. Validity. This Agreement is duly executed and delivered by Purchaser and constitutes Purchaser's lawful, valid and binding obligation, enforceable in accordance with its terms. The execution and delivery of this Agreement and the consummation of the Transaction by Purchaser are not prohibited by, do not violate or conflict with any provision of, and do not result in a default under (a) its charter or bylaws; (b) any material contract, agreement or other instrument to which it is a party or by which it is bound;
(c) any order, writ, injunction, decree or judgment of any court or governmental agency applicable to it; or (d) any law, rule or regulation applicable to it, except in each case for such prohibitions, violations, conflicts or defaults that would not have a material adverse consequence to the Transaction.

                                   ARTICLE IV.
                               GENERAL PROVISIONS

         Section 4.1. Survival.  The representations and warranties set forth in
this   Agreement   shall  survive  the  execution  of  this  Agreement  and  the consummation of the transactions contemplated herein.

         Section 4.2. Parties and Interest. This Agreement shall bind and inure to the benefit of the parties named herein and their respective heirs, successors and assigns.

         Section 4.3. Entire Transaction. This Agreement contains the entire understanding among the parties with respect to the transactions contemplated hereby and supersedes all other agreements and understandings among the parties with respect to the subject matter of this Agreement.

         Section 4.4. Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the state of Texas, without giving effect to any choice of law or conflict of law provision or rule (whether of the state of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Texas.

         The parties hereto have caused this Agreement to be executed as of the date first written above.

                                                     CONTRAN CORPORATION




                                                     By:
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Annette C. Simmons                                   Steven L. Watson, President